UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  JULY 16, 2009

WEGENER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-11003	81-0371341
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

11350 Technology Parkway, Duluth, Georgia 30097
 (Address of principal executive offices, including zip code)

(770) 623-0096
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 16, 2009, Wegener Corporation, a Delaware corporation (the “Company”), entered into a non-binding letter of intent (the “LOI”) with Sencore, Inc. (“Sencore”), a portfolio company of The Riverside Company, a private equity firm (“Riverside”) regarding a possible acquisition of the Company by Sencore.  The LOI contemplates an acquisition by Sencore of all of the outstanding shares of the Company’s common stock for an aggregate cash consideration equal to $6.0 million on a cash-free, debt-free basis (the “Acquisition”).  The purchase price of $6.0 million assumes that the Company is free of all debt (which includes, among other things, bank line of credit borrowings, accounts payable balances to the extent they have aged beyond forty-five days and capital leases), taxes payable, accrued transaction expenses and any amounts due to related parties.  Accordingly, the per share consideration to common shareholders would be reduced to reflect any anticipated amounts of these items as of the closing date of the Acquisition.  In addition, the purchase price also assumes the Company will have an appropriate amount of working capital as of the closing date of the Acquisition. The purchase price would be adjusted accordingly for any anticipated variances in the actual amount of working capital at the closing date.  The purchase price is subject to any additional potential adjustments as may be set forth in any definitive documentation providing for this transaction (the “Definitive Agreements”).  As part of the LOI, the Company has made a binding commitment to negotiate exclusively with Sencore for a period of 60 days commencing on the date of the LOI and has to pay certain termination fees under certain circumstances.

The Board of Directors of the Company has approved the Company’s entry into the LOI.  The closing of the Acquisition is subject to due diligence, the negotiation and execution of mutually acceptable Definitive Agreements, and any conditions to closing set forth therein.  There can be no assurance that any Definitive Agreements will be entered into, that the Acquisition will be successfully consummated or that the terms set forth in any Definitive Agreements will be consistent with the current expectations of the Company and Sencore, as contemplated by the terms of the LOI.   The foregoing description of the LOI does not purport to be complete and is qualified in its entirety by reference to the LOI.

On July 21, 2009, the Company issued a press release with respect to the non-binding LOI.  Copies of the press release and the LOI have been furnished as Exhibit 99.1 and Exhibit 99.2, respectively, to this report and are incorporated herein by reference.

Safe Harbor Statement

This Current Report on Form 8-K contains forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, regarding a possible acquisition of the Company, and the Company intends that such forward-looking statements are subject to the safe harbors created thereby. The forward-looking statements in this report are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve substantial risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include Sencore’s ability to consummate the Acquisition and those set forth in the Letter of Intent, including, without limitation, completion of the due diligence review, the successful negotiation of Definitive Agreements and the approval of the Company’s shareholders. The consummation of the Acquisition may also be impacted by the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission as well as adverse macroeconomic developments. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Item 9.01 Financial Statements and Exhibits

(C)	Exhibits

99.1	Press Release of Wegener Corporation issued July 21, 2009.

99.2	Letter of Intent for the acquisition of Wegener Corporation by Sencore, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wegener Corporation

Date: July 21, 2009	By:	/s/ Robert A. Placek
Robert A. Placek
President and Chief Executive Officer

Exhibit Index

Exhibit Number

99.1        Press Release of Wegener Corporation issued July 21, 2009.

99.2        Letter of Intent for the acquisition of Wegener Corporation by Sencore, Inc.